Exhibit 99.1

FOR RELEASE February 2, 2006; 6:30 a.m. EDT

StanCorp Financial Group, Inc. Reports Fourth Quarter and Full Year 2005 Results

PORTLAND, Ore. — February 2, 2006 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today reported a 17.8% increase in net income per diluted share to $1.06 for the fourth quarter of 2005, compared to $0.90 for the fourth quarter of 2004. Net income for the same periods was $58.3 million and $51.3 million, respectively. After-tax net capital losses were $0.5 million for the fourth quarter of 2005, compared to after-tax net capital gains of $2.3 million for the fourth quarter of 2004. Prior period per share results have been adjusted to reflect the December 9, 2005 two-for-one stock split.

Net income per diluted share, excluding after-tax net capital gains and losses, increased 24.4% during the fourth quarter of 2005 to $1.07, compared to $0.86 for the fourth quarter of 2004 (see discussion of non-GAAP financial measures below). Factors contributing to the increase in net income for the fourth quarter of 2005 were comparatively favorable claims experience in the Employee Benefits and Individual Insurance segments, and higher revenues in the Retirement Plans segment. The comparatively favorable claims experience in the Employee Benefits segment was primarily due to long term disability claimants returning to work sooner than expected. In the Individual Insurance segment, the cause was primarily due to fewer new claims.

“Our results for the fourth quarter and the year were outstanding,” said Eric E. Parsons, chairman, president and chief executive officer. “Customer retention in all of our businesses continued to be strong, demonstrating the on-going value of our commitment to providing superior customer service.”

Annual Financial Results

Net income per diluted share increased 9.0% to $3.76 for 2005, compared to $3.45 for 2004. Net income increased 5.9% to $211.1 million for 2005, compared to $199.4 million for 2004. After-tax net capital gains were $1.4 million and $7.4 million for 2005 and 2004, respectively. Net income per diluted share, excluding after-tax net capital gains and losses, increased 12.7% to $3.74 for 2005, compared to $3.32 for 2004. The increase resulted primarily from premium growth, comparatively favorable claims experience in the Employee Benefits and Individual Insurance segments, and higher revenues in the Retirement Plans segment, offset by a reduction in income taxes in 2004 of approximately $7 million, or $0.12 per diluted share, from resolutions of prior years’ tax examinations and certain state income tax matters.

StanCorp has had three publicly stated financial objectives intended to provide a general overview of management’s expectations for long-term trends in its financial performance. The financial objectives, which include non-GAAP financial measures, as discussed below, are to:

•	Grow premiums by 10% to 12% per year. Excluding experience rated refunds, premium growth for 2005 was 10.9%.

•	Grow net income per diluted share 12% to 15% per year, excluding after-tax net capital gains and losses. For 2005, our net income per diluted share excluding after-tax net capital gains and losses grew 12.7% compared to 2004. Excluding the effects of the income tax reduction in 2004, net income per diluted share, excluding after-tax net capital gains and losses, increased 16.9% for 2005 compared to 2004.

•	Achieve an annual return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity, of 14% to 15% by the end of 2005. By that measure, return on average equity for 2005 was 16.0%.

2006 Guidance

Moving forward, the Company will have four long-term financial goals, which will include the three previous goals related to premium growth, net income per diluted share growth and annual return on average equity. The fourth goal is to grow assets under management by more than 20% per year.

For 2006, the Company currently expects net income per diluted share, excluding after-tax net capital gains and losses, to be in the range of $3.80 to $4.00. In this estimate, the Company is:

•	Taking into account its expectation of achieving its long-term premium growth objective in the range of 10% to 12% per year; and

•	Assuming a benefit ratio in the range of 77% to 78% for the Employee Benefits business. Claims experience can fluctuate widely from quarter to quarter.

For 2006, the Company currently expects a return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity, in the range of 14% to 15%.

The Company’s actual results in 2006 could differ from the range described above due to many other factors. For more information about factors that may change the Company’s results in 2006, see Forward-Looking Information.

Business Segment Results

Employee Benefits

The Employee Benefits segment reported income before income taxes of $74.6 million for the fourth quarter of 2005, an 18.8% increase, compared to $62.8 million for the fourth quarter of 2004.

Premiums for the Employee Benefits segment, excluding experience rated refunds, increased 8.4% to $439.7 million for the fourth quarter of 2005 compared to the fourth quarter of 2004, and increased 10.1% to $1.73 billion in 2005 compared to 2004. Premium growth for 2005 was driven by strong sales and high customer retention. Sales for 2005, at $324.9 million, were nearly equal to the record sales in 2004. Annual customer retention in the Employee Benefits segment increased substantially to 88.2% for 2005, compared to 85.6% for 2004.

The benefit ratio for this segment (when benefits to policyholders and interest credited are measured as a percentage of premiums) was 75.3% for the fourth quarter of 2005, compared to 76.7% for the fourth quarter of 2004. The decrease was primarily due to long term disability claimants returning to work sooner than expected. For 2005, the benefit ratio was 75.8%, compared to 77.4% in 2004. Claims experience can fluctuate widely from quarter to quarter.

For each quarter of 2004 and the first three quarters of 2005, benefits to policyholders were reduced by the release of approximately $3 million per quarter as a result of our ongoing assessment of claims recovery patterns. There were no similar reserve releases for the fourth quarter of 2005.

In the fourth quarter of 2005, the discount rate used for newly established long term disability reserves was 4.75%, which is consistent with the second and third quarters of 2005.

Operating expenses as a percentage of premiums for this segment reflect expenses related to the continuation of improvements in our customer service and product delivery systems. We expect operating expenses to continue at these levels in 2006.

Individual Insurance

Income before income taxes for the Individual Insurance segment increased to $15.5 million for the fourth quarter of 2005, compared to $7.7 million for the fourth quarter of 2004.

Premiums for this segment increased 24.7% to $34.3 million for the fourth quarter of 2005 compared to the fourth quarter of 2004. Individual disability premiums increased $4.7 million, which included a $2.7 million net increase on retroactive reinsurance receivables, consistent with the comparatively favorable claims experience. Premiums from life contingent annuities increased $2.1 million.

Individual disability sales for each of the fourth quarters of 2005 and 2004 were $5.6 million. For 2005, individual disability sales reached a record $21.5 million, which was an increase of 13.8% compared to 2004. Individual fixed-rate annuity sales, which are recorded as deposits, were $22.1 million and $40.6 million for the fourth quarters of 2005 and 2004, respectively, and $119.9 million and $184.0 million for 2005 and 2004, respectively. The comparative decreases were primarily due to competition from shorter-term investment and equity-indexed products, which offer higher yields in the current interest rate environment.

The benefit ratio for this segment (when benefits to policyholders are measured as a percentage of premiums) was 70.3% for the fourth quarter of 2005, compared to 87.3% for the fourth quarter of 2004. The comparatively favorable benefit ratio included the effects of retroactive reinsurance receivables discussed above, as well as fewer new individual disability claims. Due to the size of the individual disability block of business, a small variation in the number of claims can have a significant effect on the benefit ratio. Therefore, claims experience can fluctuate widely from quarter to quarter.

Retirement Plans

The Retirement Plans segment reported income before income taxes of $3.0 million for the fourth quarter of 2005, compared to $1.6 million for the fourth quarter of 2004. The increase over 2004 primarily reflected additional fees earned from increased assets under management and continued improvements in the operating expense ratio.

Assets under management increased 25.4% to $4.22 billion at December 31, 2005, compared to $3.37 billion at December 31, 2004, primarily due to strong sales, continued deposit growth and excellent customer retention. Operating expenses as a percentage of average assets under management improved to 0.8% in the fourth quarter of 2005, compared to 1.1% in the fourth quarter of 2004. For 2005, operating expenses as a percentage of average assets under management improved to 0.9%, compared to 1.0% for 2004.

Other

StanCorp’s other businesses reported a loss before income taxes of $1.5 million for the fourth quarter of 2005, compared to income before income taxes of $1.3 million for the fourth quarter of 2004. The loss before income taxes for the fourth quarter of 2005 included net capital losses of $0.8 million, compared to net capital gains of $3.5 million for the fourth quarter of 2004.

Other businesses include StanCorp Mortgage Investors, LLC (“StanCorp Mortgage Investors”), which originated $287.7 million of commercial mortgage loans for the fourth quarter of 2005, compared to $297.6 million for the same period in 2004. For 2005, StanCorp Mortgage Investors originated $1.0 billion of commercial mortgage loans, compared to $1.17 billion for 2004. The comparative decreases in originations reflected a more competitive origination market. The level of commercial mortgage loan originations in any quarter is influenced by market conditions as the Company responds to changes in interest rates, available spreads and borrower demand.

Investments

At December 31, 2005, the Company’s investment portfolio consisted of 58% fixed maturity securities, 41% commercial mortgage loans, and 1% real estate. At December 31, 2005, the overall rating of the fixed maturity securities portfolio was A (Standard & Poor’s).

Mortgage loan prepayment fees were $3.6 million for the fourth quarter of 2005, compared to $3.3 million for the fourth quarter of 2004. For 2005, mortgage loan prepayment fees decreased 10.1% to $13.4 million, compared to $14.9 million for 2004.

Reclassifications and Segment Changes

Contract administration fees in the Retirement Plans segment, fees on administrative services only contracts in the Employee Benefits segment, and administration fees from our mortgage loan and investment advisory companies have been reclassified to an Administrative fees line in revenues. These fees were formerly included in premiums, other revenue and net investment income, respectively.

Effective January 1, 2006, the Company will realign its businesses into two operating segments. Our individual disability business, currently included in the Individual Insurance segment, will be combined with our Employee Benefits segment to bring our traditional insurance lines of business together into one Insurance Services segment. The Company also will combine its asset management and accumulation businesses, which have previously been reported in the Individual Insurance and Retirement Plans segments and Other, into a single Asset Management segment. Net capital gains and losses on investments, return on capital not allocated to the product segments, holding company expenses, interest on senior notes, and adjustments made in consolidation will continue to be reflected in “Other.” A copy of our fourth quarter statistical supplement presented in the new segment alignment is available on our Website.

Shares Outstanding

Diluted weighted-average shares outstanding for the fourth quarters of 2005 and 2004 were 55.2 million and 57.3 million, respectively. In addition, the Company’s Board of Directors authorized a new share repurchase program in the fourth quarter of 2005 of up to 3.0 million shares of StanCorp common stock on a post-stock-split basis. During the fourth quarter of 2005, StanCorp repurchased 207,800 shares at a total cost of $8.9 million for a volume weighted-average price of $42.86 per common share. For 2005, StanCorp repurchased 2.7 million shares for a total cost of $106.4 million for a volume weighted-average price of $39.90. At December 31, 2005, the Company had 2,968,000 shares remaining under its new repurchase program, which expires December 31, 2007.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and accumulated other comprehensive income are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both gives investors a broader understanding of return on equity. Measuring return on average equity without accumulated other comprehensive income excludes the effect of market value fluctuations of the Company’s fixed maturity securities primarily associated with changes in interest rates. Management believes that measuring return on average equity without accumulated other comprehensive income is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in accumulated other comprehensive income are ultimately realizable. Furthermore, for the purpose of calculating this ratio, management believes exclusion of other comprehensive income provides investors a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its wholly owned subsidiaries — Standard Insurance Company and The Standard Life Insurance Company of New York — is a leading provider of employee benefits products and services. StanCorp’s subsidiaries serve customers nationwide with group and individual disability insurance and retirement products, and group life and dental insurance with about 29,000 group insurance policies in force covering approximately 7.4 million employees as of December 31, 2005. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call to review StanCorp’s fourth quarter and full year 2005 results today, February 2, 2006, at noon Eastern time (9:00 a.m. Pacific time). To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com/investors. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through March 24, 2006.

A telephone replay of the conference call will also be available approximately three hours after the conference call by dialing (800) 642-1687 or (706) 645-9291 and entering conference identification number 3914156. The replay will be available through February 10, 2006.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements and, given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements: (i) growth of sales, premiums and annuity deposits; (ii) growth in assets under management including performance of equity investments in the separate account; (iii) availability of capital required to support business growth and the effective utilization of excess capital; (iv) achievement of anticipated levels of operating expenses; (v) benefit ratios, including changes in morbidity, mortality and recovery; (vi) levels of persistency; (vii) adequacy of reserves established for future policy benefits; (viii) credit quality of the holdings in our investment portfolios; (ix) experience in delinquency rates or loss experience in our commercial mortgage loan portfolio; (x) concentration of commercial mortgage loan assets collateralized in California; (xi) environmental liability exposure resulting from commercial mortgage loan and real estate investments; (xii) the effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees; (xiii) the condition of the economy and expectations for interest rate changes; (xiv) the impact of rising benefit costs on employer budgets for employee benefits; (xv) performance of business acquired through reinsurance or acquisition; (xvi) competition from other insurers and financial services companies, including the ability to competitively price our products; (xvii) financial strength and credit ratings; (xviii) changes in the regulatory environment at the state or federal level, including developments of industry investigations regarding insurance broker compensation and insolvency assessments and guaranty association assessments; (xix) findings in litigation or other legal proceedings; (xx) receipt of dividends from, or contributions to, our subsidiaries; (xxi) adequacy of the diversification of risk by product offerings and customer industry, geography and size; (xxii) adequacy of asset/liability management; (xxiii) concentration of risk, especially inherent in group life products; (xxiv) availability, adequacy, and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred; (xxv) events of terrorism, natural disasters, or other catastrophic events; and (xxvi) changes in federal or state income taxes.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(503) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Tiana Tozer

(503) 321-7051

E-mail: ttozer@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(Dollars in millions - except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	Unaudited		Unaudited
Revenues:
Premiums:
Employee Benefits	$433.5	$404.0	$1,707.0	$1,556.5
Individual Insurance	34.3	27.5	118.2	94.9
Retirement Plans	0.3	0.9	1.3	2.6

Total premiums	468.1	432.4	1,826.5	1,654.0

Administrative fees:
Employee Benefits	2.7	1.7	8.5	6.6
Individual Insurance	0.1	—	0.3	0.3
Retirement Plans	8.7	6.6	31.6	24.7
Other	0.8	0.6	2.9	2.1

Total administrative fees	12.3	8.9	43.3	33.7

Net investment income:
Employee Benefits	64.8	64.2	255.1	253.4
Individual Insurance	28.7	28.4	114.5	112.7
Retirement Plans	16.7	15.1	64.6	58.7
Other	9.2	4.4	31.0	20.5

Total net investment income	119.4	112.1	465.2	445.3

Net capital gains (losses)	(0.8)	3.5	2.2	11.5
Total revenues	599.0	556.9	2,337.2	2,144.5

Benefits and expenses:
Benefits to policyholders	350.2	334.7	1,392.3	1,291.2
Interest credited	22.1	19.9	84.0	76.5
Operating expenses	86.7	82.1	340.6	298.5
Commissions and bonuses	42.3	41.1	168.5	154.4
Premium taxes	8.3	7.5	32.0	29.4
Interest expense	4.6	4.4	18.0	17.7
Net increase in deferred acquisition costs and value of business acquired	(6.8)	(6.2)	(23.8)	(15.2)

Total benefits and expenses	507.4	483.5	2,011.6	1,852.5

Income before income taxes:
Employee Benefits	74.6	62.8	273.3	242.0
Individual Insurance	15.5	7.7	38.5	34.0
Retirement Plans	3.0	1.6	10.9	7.9
Other	(1.5)	1.3	2.9	8.1

Total income before income taxes	91.6	73.4	325.6	292.0

Income taxes	33.3	22.1	114.5	92.6

Net income	58.3	51.3	211.1	199.4

Other comprehensive loss, net of tax:
Unrealized capital losses on securities available for-sale, net	(18.8)	(0.9)	(67.5)	(13.3)
Reclassification adjustment for net capital gains included in net income, net	(4.1)	(10.3)	(8.8)	(10.9)

Total	(22.9)	(11.2)	(76.3)	(24.2)

Comprehensive income	$35.4	$40.1	$134.8	$175.2

Net income per common share:
Basic	$1.07	$0.91	$3.81	$3.49
Diluted	1.06	0.90	3.76	3.45

Weighted-average common shares outstanding:
Basic	54,520,141	56,658,882	55,465,215	57,192,206
Diluted	55,182,441	57,303,552	56,076,666	57,838,188

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	December 31, 2005	December 31, 2004
	Unaudited
Assets:
Investments:
Fixed maturity securities	$4,613.2	$4,412.5
Commercial mortgage loans, net	3,243.7	2,948.2
Real estate, net	77.7	72.2
Policy loans	4.0	4.2

Total investments	7,938.6	7,437.1
Cash and cash equivalents	53.2	45.3
Premiums and other receivables	81.5	77.8
Accrued investment income	85.6	82.7
Amounts recoverable from reinsurers	897.7	887.9
Deferred acquisition costs and value of business acquired, net	245.3	218.8
Property and equipment, net	86.7	78.3
Other assets	54.5	45.5
Separate account assets	3,007.6	2,338.6

Total assets	$12,450.7	$11,212.0

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$4,689.3	$4,484.6
Other policyholder funds	2,649.3	2,400.9
Deferred tax liabilities	73.6	115.1
Short-term debt	2.0	0.2
Long-term debt	260.1	258.1
Other liabilities	355.0	213.4
Separate account liabilities	3,007.6	2,338.6

Total liabilities	11,036.9	9,810.9

Contingencies and commitments

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 54,712,936 and 56,889,678 shares issued at December 31, 2005 and December 31, 2004, respectively	530.3	618.2
Accumulated other comprehensive income	59.8	136.1
Retained earnings	823.7	646.8

Total shareholders’ equity	1,413.8	1,401.1

Total liabilities and shareholders’ equity	$12,450.7	$11,212.0

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions - except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	Unaudited		Unaudited
Benefit ratio:
% of total segment revenues:
Employee Benefits (including interest credited)	65.2%	65.9%	65.7%	66.3%
Individual Insurance	38.2	42.9	42.5	39.9
% of total segment premiums:
Employee Benefits (including interest credited)	75.3%	76.7%	75.8%	77.4%
Individual Insurance	70.3	87.3	83.8	87.5

Reconciliation of non-GAAP financial measures:
Total premiums	$468.1	$432.4	$1,826.5	$1,654.0
Experience rated refunds*	(6.2)	(1.8)	(20.2)	(11.7)

Total premiums adjusted to exclude experience rated refunds	$474.3	$434.2	$1,846.7	$1,665.7

Net income	$58.3	$51.3	$211.1	$199.4
After-tax net capital gains (losses)	(0.5)	2.3	1.4	7.4

Net income excluding after-tax net capital gains (losses)	$58.8	$49.0	$209.7	$192.0

Net capital gains (losses)	$(0.8)	$3.5	$2.2	$11.5
Taxes on net capital gains (losses)	(0.3)	1.2	0.8	4.1

After-tax net capital gains (losses)	$(0.5)	$2.3	$1.4	$7.4

Diluted earnings per common share:
Net income	$1.06	$0.90	$3.76	$3.45
After-tax net capital gains (losses)	(0.01)	0.04	0.02	0.13

Net income excluding after-tax net capital gains (losses)	$1.07	$0.86	$3.74	$3.32

Shareholders’ equity			$1,413.8	$1,401.1
Accumulated other comprehensive income			59.8	136.1

Shareholders’ equity excluding accumulated other comprehensive income			$1,354.0	$1,265.0

Net income return on average equity			15.0%	14.7%
Net income return on average equity (excluding accumulated other comprehensive income)			16.1	16.5
Net income return on average equity (excluding after-tax net capital gains and accumulated other comprehensive income)			16.0	15.9

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes	$89.4	$77.6	$314.0	$275.8
Net gain from operations after federal income taxes and before realized capital gains (losses)	54.2	53.8	207.5	191.5

			December 31, 2005	December 31, 2004
			Unaudited
Capital and surplus			$968.7	$942.5
Asset valuation reserve			88.2	73.8

*	Adjustments on certain group insurance contracts that are based on claims experience in the Employee Benefits segment.